NEWTON
Investment Management

Policy Name and Number	**Personal Trading Policy and Code of Conduct**	***Effective Date***	01/09/2021

Related Regulations	Section 204A of the Investment Advisers Act of 1940 Investment Advisers Act Rules 204-2(a)(12) and (13) Investment Company Act Rule 17j-1

Related Corporate Policies	BNY Mellon's Personal Securities Trading Policy BNY Mellon's Code of Conduct

Policy Statement	This policy outlines the process where an employee of Newton Investment Management North America LLC (Newton) intends to engage in trading in a personal account and/or a beneficially owned personal account. Newton has adopted The Bank of New York Mellon Corporation Personal Securities Trading Policy and Code of Conduct (collectively, the "Code") and the CFA Asset Manager Code of Professional Conduct.

Definitions	**Investment Employee**: An employee who, in the normal conduct of his/her job responsibilities, has access (or are likely to be perceived to have access) to nonpublic information regarding any advisory client's purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Proprietary Fund, is involved in making securities recommendations to advisory clients, or has access to such recommendations before they are public. **Access Decision Maker (ADM) Employee**: Generally, employees are considered to be ADM Employees if they are Portfolio Managers or Research Analysts and make or participate in recommendations or decisions regarding the purchase or sale of securities for mutual funds or managed accounts. **Micro-Cap Access Decision Maker (MCADM) Employee**: A subset of ADM Employees who make recommendations or decisions regarding the purchase or sale of any security of an issuer with a small market capitalization. The market capitalization threshold used when determining if an ADM Employee is considered a MCADM Employee is a market capitalization equal to or less than $250 million (for all other countries, the local currency's USD equivalent is used). **Personal Trading Activity**: Trading in investments or securities for the benefit of oneself or an immediate family member. This includes brokerage or investment accounts for which the employee is named as holder, has a beneficial interest or control and any in which the employee shares an ownership interest with persons who are not covered under this Policy or has the power, directly or indirectly, to effect transactions in the account. This may be a formal power, e.g., through a power of attorney or a fiduciary relationship such as trustee or custodian, or an informal arrangement, including the accounts of minor children and other financial dependents and, only when required by local regulation, the accounts of spouses and domestic partners.

The Personal Trading Policy applies to all Newton employees (each, an "Employee") and any of their beneficially owned personal accounts.

I. New Employees

a) Upon commencement of employment at Newton, each new Employee must acknowledge in writing, that they will comply with the Code. All Newton Employees are classified as an Investment Employee ("IE"), and portfolio managers and research analysts will receive an additional classification as either an Access Decision Maker ("ADM") or Microcap

Access Decision Maker (“MCADM”). A Newton Compliance Officer will also periodically review the status of and reclassify Employees whose responsibilities may have changed.

b)   A member of Compliance will review the policy requirements with all newly hired Employees, either in a group setting or individually. Periodically, or upon request, Compliance may offer additional review sessions.

c)	Compliance will contact all newly hired temporary employees, contractors and consultants (“Contractors”) to have them certify their compliance with the Code of Ethics and determine whether or not the Contractor will be required to pre-clear and/or report personal security holdings.

d)   Within 10 calendar days of employment, Employees are required to submit a copy of their beneficially owned accounts and reportable holdings in those accounts via the automated Personal Trading Assistant system (“PTA”), a web based third party application. Although the Ethics Office will request duplicate statements and confirms from Employees’ brokers, Employees are ultimately responsible for ensuring that their broker(s) send the duplicate confirms and statements to the Ethics Office. All Newton employees are required to maintain all beneficially owned accounts with an approved broker.

e)	Employee non-discretionary/managed accounts do not have to be disclosed in PTA. However, employees with non- discretionary/managed accounts must notify Newton Compliance of the account(s), complete a Managed Account Request Form prior to opening such an account(s), complete an annual certification for the account(s) and provide quarterly statements on the account(s) as requested.

II.	Pre-clearance Process
a)	Employees who wish to place a personal securities transaction for a reportable security, as defined in the Code (collectively, a “Transaction”) must first request and receive approval to do so by accessing the PTA and completing and submitting a Pre-Trade Authorization Form (“PTAF”). Employees must receive notice that the preclearance request was approved prior to placing a security trade. Approved Transactions must be executed no later than the end of the next business day.

b)  Requests will be denied for Transactions for which trades are pending in the same security in a client account and for at least two business days after trades were executed in the same security in a client account, subject to certain de minimis exceptions as more fully explained in the Code. Moreover, Portfolio Managers are prohibited from trading in a security for seven days before and after trades in that security are executed in client accounts he or she manages. Requests will also be denied for the following types of Transactions or any other Transactions prohibited in the Code but not listed here:

1.	IPO’s (subject to certain exceptions outlined in the Code);
2.	Securities on Mellon's restricted list (subject to certain de minimis exceptions outlined in the Code);
3.	Short sales of Bank of New York Mellon securities;
4.	Option transactions involving Bank of New York Mellon securities;
5.	Sales of Bank of New York Mellon securities within 60 days of purchase (except in extreme hardship cases); or
6.	Purchases of Bank of New York Mellon securities on margin.

III.	Backup Manual Pre-clearance Process

If the PTA is, or will be, inoperable for an extended period of time the Compliance Officer may allow Employees to pre- clear their Transactions through a manual process facilitated by the Newton Compliance Department. All such pre- clearance requests must be made using the Newton Manual Pre-clearance Request Form (“Form”).

Upon receipt of a completed Form, the Compliance Officer (or a designee) shall review the request using the Newton order management system and any restricted lists. The Compliance Officer (or a designee) will provide the Employee with notice, in writing, of the determination of the request. Copies of all Forms will be forwarded to the Ethics Office to ensure all executed trades were approved and compliance with the short term profit rule.

IV.	Transaction Review Process

The Ethics Office compares pre-clearance requests to the duplicate confirms received from Employees brokers. The Ethics Office conducts the comparison to ensure all Transactions were approved and in compliance with the 60 day short term profit rule on opposite transactions in the same security. Any exceptions are reported to the Compliance Officer and CCO.

V.	Quarterly Transaction Review Process
a.	Each Employee is required to file within 30 days of quarter end, via the PTA, a Personal Quarterly Transaction Report (QTR). A QTR must be filed for any full or partial quarter in which the Employee was employed at Newton. In addition, each Employee who is also an ADM is required to file an ADM Quarterly Transaction Report which includes, among other things, additional information regarding any Transactions that may conflict with trades in their client’s accounts.

b.  All Transactions listed on Employee QTRs will be reviewed in an effort to assist Compliance personnel in ensuring that personal trading is being conducted in compliance with the Code. More specifically, the purpose of the review is to assist Compliance personnel in monitoring personal trading for “front running” “7- Day Blackout violations (as a backup to the PTA system) and assist in identifying patterns of trading by Employee(s) that may lead to further review or require ongoing detailed monitoring.

c.  The Compliance Officer, acting together with the Ethics Office and senior Newton management, including Employee Relations, will take all necessary and appropriate actions for any detected Code violations.

VI.	Private Placement Review

Private Placements require the pre-approval of the Employee’s Manager, Newton’s product line CIO, the Newton Compliance Department and the Bank of New York Mellon Investment Ethics Council. Any Employee who seeks to invest in a private placement must complete the Placement Form (“PP Form”) and submit the completed PP Form to a Compliance Officer. Decisions relative to such investments are based on the specific facts and circumstances. The Compliance Officer will provide the completed PP Form to the Employee’s manager and to Newton’s CCO for review of the proposed Employee transaction. Upon approval by the employee’s manager and Newton’s CCO, the Compliance Officer will forward the PP Form to the Ethics Office for final review by the Bank of New York Mellon Investment Ethics Council. Please see the Employee Investments in Newton Advised Hedge Funds Policy for additional steps that are required when requesting to invest in a Newton advised hedge fund.

VII.	Volcker Covered Funds

Employees are prohibited from acquiring any initial or subsequent investment in a Volcker Covered Fund unless they obtain prior written approval from the Ethics Office, Newton Compliance Officer and product line CIO.

VIII.	Sanctions

Employees who are not in compliance with this policy may be subject to sanctions. These sanctions may include, but are not limited to, disgorgement of any profit or any other financial sanction, a warning, probation, suspension or termination of employment.

NEWTON
Investment Management

Policy Name and Number	**Gifts & Entertainment Policy**	***Effective Date***	01/09/2021

Related Regulations	

Related Corporate Policies	BNY Mellon Code of Conduct BNY Mellon Gifts, Entertainment, and Other Expenses to Commercial Clients, Suppliers or Vendors policy (I-A-065) BNY Mellon Gifts, Entertainment, and Payments to Governments policy (I-A-075) BNY Mellon Gifts, Entertainment and Loans from One Employee to Another policy (I-H-030) BNY Mellon Use of Corporate-Owned Sports and Special Event Tickets for Client Entertainment (II-E-085)

Policy Statement	The Code of Conduct sets forth broad requirements for both providing and accepting gifts and entertainment. This policy is meant to supplement the Code of Conduct, not replace it, and to provide further clarification for Newton Investment Management North America LLC (Newton) employees.

Definitions	**"Gifts"** - Any tangible item of value including, but not limited to, tickets to events where the broker/vendor does not attend with the Newton employee. **"Entertainment"** – includes meals, concerts, social or sporting events such as golf outings or other functions where a broker or vendor attends with the Newton employee. Excluded from this definition are instances where a meal or refreshments are provided by a broker during a meeting with management of a public company.

It is imperative that common sense and good judgment are used when accepting or providing gifts or entertainment. Accepting or providing gifts or entertainment may present regulatory and reputational risks for Newton and, its parent company, The Bank of New York Mellon Corporation that must be considered and addressed.

Employees must always ensure:

- There is no appearance of a conflict of interest.
- The gift or entertainment is appropriate for the business environment.
- The gift or entertainment is not considered excessive or extravagant.
- The gift or entertainment is not given/received with the intent to improperly influence (for example, during a contract negotiation with a client, supplier, or vendor).
- They are mindful of the aggregate amounts of gifts, entertainment, or other expenses presented to or accepted from a single client, vendor, or supplier.

Any questions regarding this policy and how to comply with it should be directed to the Newton Compliance Department.

NIMNA employees should abide by the following guidelines.

A.	Guidelines for Accepting Gifts & Entertainment

1.	Accepting Cash Gifts

You may never receive cash gifts, checks, gift certificates, and gift cards that are either convertible into cash or not directly associated with a retailer (for example, an American Express gift card).

2.	Accepting Non-Cash Gifts

Newton employees may only accept non-cash gifts from brokers/vendors if:

a.  Such gift(s) combined with any other gifts received from the same broker/vendor during the calendar year have an aggregate retail value of $100.00 or less; and

b.   the gift is related to commonly recognized events or occasions, such as a promotion, conference, sports outing, new job, wedding, retirement or holiday; and

c.	The employee is certain that the gift is not being offered under circumstances intended to influence them.

•  If the gift meets the above criteria then the employee must immediately report the receipt of such gift to his or her manager. The manager will review the circumstances of the gift to ensure that it complies with the above policy requirements and that it is appropriate and properly valued and consult with Compliance as necessary. The employee’s manager and/or the Compliance Department retain the authority to deny an employee’s request. If a manager denies an employee’s request to retain a gift, the manager is required to promptly inform the Chief Compliance Officer (“CCO”) or designee.

•   If an employee desires to retain a gift with a retail value over $100.00, they must immediately seek approval via CODE RAP and the CCO. The CCO or designee will determine whether or not the employee may retain the gift. Employees must promptly respond to any request for additional information, and may not retain the gift until they receive final approval via email or by logging into CODE RAP.

3.	Accepting Entertainment:

Invitations for excessive, extravagant or inappropriate entertainment must be declined. Employees should only accept types of entertainment that they believe would be deemed appropriate by senior management. Entertainment may only be accepted if it is (a) of a reasonable value, and (b) in the course of a meeting or other occasion held for business discussions, and (c) the expense would be paid by Mellon as a reasonable business expense.

a.  Entertainment accepted with a value of $50.00 but less than $250.00 must be reported within 10 calendar days of receipt via CODE RAP.

b.  Employees would be expected to decline entertainment valued at $250.00 or more unless, (a) the employee and their manager are certain that no conflict of interest issues would be raised by such entertainment (actual or perceived) and (b) prior approval for such entertainment has been received by the employee via CODE RAP.

c.  Portfolio managers and research analysts may participate in broker sponsored multi-day research trips (“Research Trips). Entertainment received on Research Trips (including, but not limited to, meals and transportation, but excluding sporting events, concerts and the like) may be reported as one entry in CODE RAP. The Compliance Department reserves the right to request detailed information regarding such Research Trips at a later date. For the avoidance of doubt, airfare and accommodations are not permitted to be paid for by a broker in any event.

B.	Guidelines for Providing Gifts & Entertainment to Business Partners

For the purposes of this policy, business partners include prospective clients, clients, consultants and any entity in which there exists a business arrangement. Government clients and prospects are not included within the term “business partners.” The guidelines for providing gifts and/or entertainment to government clients and prospects are more stringent than the below and may require you to take additional steps to ensure compliance. When providing gifts and/or entertainment to government employees refer to the BNYM corporate policy titled Gifts, Entertainment, and Payments to Governments policy (I-A-075). For questions on providing gifts and entertainment to fellow employees please refer to the BNYM Gifts, Entertainment and Loans from One Employee to Another policy (I-H-030).

1.	Giving Cash Gifts

You may never give cash gifts, checks, gift certificates, and gift cards that are either convertible into cash or not directly associated with a retailer (for example, an American Express gift card).

2.	Giving Non-Cash Gifts

a.  Any gift provided by a Newton employee to a business partner with a value of less than $200.00 must be reported to his or her manager.

b.   Any gift provided by a Newton employee to a business partner with a value of $200.00 or more must be pre- approved via CODE RAP.

3.	Providing Entertainment

a.  Entertainment provided by a Newton employee to a business partner with a value of more than $100.00 and less than $250.00 must be reported via CODE RAP within 10 calendar days of receipt. Entertainment provided by a Newton employee to a business partner valued in excess of $250.00 per person must be pre-approved via CODE RAP.

b.   If presenting corporate owned sports or special event tickets (as defined in corporate policy I-E-080 Use of Corporate-Owned Sports and Special Event Tickets for Client Entertainment) as a gift or entertainment, reporting/pre- approval through CODE RAP is not required.

C.	Chartered Financial Analysts (CFA)

For those employees that hold a CFA designation from the CFA Institute, it is the responsibility of each such employee to ensure their compliance with the CFA Institute’s guidance on receipt of gifts set forth under Section I – Professionalism, Standard I(B) of the CFA Code of Ethics and Standards of Professional Conduct. In general, this Standard has been interpreted to state that members should avoid situations that may cause, or be perceived to cause, a loss of independence and objectivity. Members are encouraged to limit the dollar value of gifts to $100.00.

D.	FINRA

Employees that are registered with FINRA should be aware that FINRA imposes different rules than those set forth in the policy that govern gifts and entertainment and that such employees are required to comply with FINRA rules. The guidelines set forth in this policy may be significantly different than the gift and entertainment guidelines established by FINRA that govern broker conduct in this area. As such, brokers may extend employees invitations that under FINRA rules do not qualify as gifts but would qualify as a gift under the policy. Employees are reminded that FINRA rules prohibit brokers from giving gifts as defined by FINRA with a value over $100.00 on an annual basis.

Newton employees who are registered representatives of an affiliated broker (i.e. MBSC) must also comply with any specific MBSC policy.

E.	Other Professional Designations

Employees holding other professional designations or licenses are responsible for ensuring their compliance with any respective codes of conduct.

NEWTON
Investment Management

Policy Name and Number	**Political Contributions Policy**	***Effective Date***	01/09/2021

Related Regulations	Rule 206(4)-5 of the Investment Advisers Act of 1940
Related Corporate Policies	BNY Mellon Political Contributions Policy
Policy Statement	This policy is designed to ensure that Newton Investment Management North America LLC (Newton) complies with Rule 206(4)-5 of the Investment Advisors Act of 1940, known as the "Pay to Play Rule" ("the Rule"). The Rule seeks to prevent the practice of providing political contributions to influence the selection process of investment advisers by U.S. state and local governmental entities ("Governmental Entities"). This policy is meant to supplement The Bank of New York Mellon Corporation ("BNY Mellon") corporate policy on political contributions, not replace it, and to provide further clarification for Newton employees. Any questions regarding this Policy and how to comply with it should be directed to the Compliance Department.
Definitions	A "**covered associate**" of an investment adviser is defined in rule 206(4)-5(f)(2) of the Advisers Act as: (i) any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the investment adviser and any person who supervises, directly or indirectly, such employee; and (iii) any political action committee controlled by the investment adviser or by any of its covered associates.

Rule 206(4)-5 prohibits investment advisers and certain officers and employees of investment advisers ("Covered Associates") from making, soliciting or coordinating political contributions, in excess of the Rule limitations, to officials of Governmental Entities with authority or influence over the hiring of investment advisers. Violations of the Rule could result in Newton being banned or restricted from conducting business with Government Entities for a specified period of time. The Compliance Department will be responsible for identifying those employees deemed to be Covered Associates in compliance with the Rule and notify such employees of their covered status.

Political Contributions are considered to be any of the following:
1. Providing anything of value for the benefit of a State or Local candidate's campaign, political party, political committee (such as a Political Action Committee) or a ballot measure committee.
2. Political Contributions can be monetary (e.g., contribution checks, purchase of tickets for a fundraising reception or dinner, or a loan) as well as "in-kind" (e.g., incurring expenses for a fundraiser, campaigning, or payment for services, and/or purchasing of materials or services).
3. Contributions are covered whether made to directly benefit one of the entities above or to some other person or entity (a) for the purpose of ultimately benefiting such entity; or (b) for the payment or retirement of debt incurred by a Candidate.
4. A political contribution does not include gifts, entertainment, or meals that personally benefit a public official and are not otherwise related to a candidate's campaign for election, political party committee, political committee or ballot measure committee.

5.   The coordination of contributions (bundling, pooling, or otherwise facilitating the contributions made by other people).

6.  The solicitation of contributions (communicating, directly or indirectly, for the purpose of obtaining or arranging a contribution).

I.	Employee Political Contribution Requirements

All Newton Employees must pre-clear all political contributions made by you or members of your household intended to benefit candidates of Governmental Entities, regardless of the amount of the contribution or jurisdiction.

•  You are not required to pre-clear political contributions to candidates for Federal Office, unless the candidate is a current state or local office holder.

•	Contributions made by others (for example, family members, placement agents, consultants, attorneys, businesses, etc.) at your direction or suggestion, are considered to be made by you for purposes of this Policy and must be pre- cleared.

•   Under no circumstances will Newton reimburse or compensate you for your individual political contributions. No one at Newton may require you to contribute to, support or oppose any political candidate or political group.

II.	Obtaining Pre-approval for Political Contributions

All employees are required to follow the steps listed below to seek pre-approval for a political contribution activity:

1.	Login to CODE RAP, The BNY Mellon online Code Reports and Permissions Database.

2.   Submit a request on the Political Contributions/Solicitations form at least three business days prior to making a contribution.

3.    Wait until you receive pre-approval from the BNY Mellon Government Contracting Office before making a contribution.

4.  If you request has been granted and the contribution has been made, provide final confirmation of details of the contribution.

5.	If an employee is deemed a Covered Associate the following political contribution limits shall apply:

•  $350.00 or less for per election, per candidate if the Covered Associate is entitled to vote for the candidate receiving the contribution; and

•  $150.00 or less per election, per candidate if the Covered Associate is not entitled to vote for the candidate receiving the contribution.

Political contribution activities are kept strictly confidential and are not disclosed to anyone outside of the BNY Mellon Government Contracting Office, Compliance and the BNY Mellon Legal Department, except where required by law. If we are required to disclose your contribution, you will be notified at the time your pre-clearance request is approved. You may choose to withdraw your pre-clearance request at that time.

This Policy does not govern the activities of the company’s Political Action Committee (“PAC”) or your ability to participate in the company’s PAC.

Appropriate disciplinary action will be taken for failure to comply with the requirements of this policy, which could include termination of employment.

NEWTON Investment Management

Policy Name and Number	Conflicts of Interest	Effective Date	01/09/2021

Related Regulations	

Related Corporate Policies	NIMNA Securities Firewall & Insider Trading Policy NIMNA Political Contributions Policy NIMNA Gift & Entertainment Policy BNY Mellon Securities Firewall Policy BNY Mellon Personal Securities Trading Policy BNY Mellon(I-A-085): Outside Affiliations, Outside Employment and Certain Outside Compensation BNY Mellon Code of Conduct

Policy Statement	It is the policy of Newton Investment Management North America LLC (Newton) to make business decisions free from conflicting outside influences. Newton's objective is to recognize potential conflicts of interest and work to eliminate or control and disclose such conflicts as they are identified. Newton's business decisions are based on its duty to its clients, and not driven by any personal interest or gain.

Definitions	

As an asset manager operating in a number of different jurisdictions with a diverse client base in a variety of strategies, conflicts of interest are inherent. Furthermore, as an indirect subsidiary of The Bank of New York Mellon Corporation ("BNYM"), potential conflicts may also arise between Newton and other BNYM companies. Newton will take steps to provide reasonable assurance that no client or group of clients is advantaged at the expense of any other client.

Newton seeks to treat all clients fairly and equitably and to minimize the effect of any conflicts in providing services to client accounts. Newton shall identify conflicts of interest inherent in its business and properly disclose such conflicts of interest, as required. All material conflicts are disclosed in part 2A of Form ADV.

The Compliance Department is responsible for maintaining a Conflicts Matrix that describes firm-level and employee-specific conflicts of interest and the corresponding controls and mitigation, if any. The matrix shall be reviewed and updated on an annual basis, or when there are material changes. Employees are expected to notify Compliance with any employee-specific conflicts of interest. On an annual basis, the Conflicts of Interest Committee will distribute a Conflicts of Interest Questionnaire to employees and will revise the Conflicts Matrix accordingly.

Individual Newton policies address in detail certain material conflicts of interest.

NEWTON
Investment Management

Policy Name and Number	**Employee Investment in Hedge Funds Policy**	***Effective Date***	01/09/2021

Related Regulations	• Volcker Rule under the Dodd-Frank Wall Street Reform and Consumer Protection Act • Regulation D under the Securities Act of 1933 • Rule 3c-5 under the Investment Company Act of 1940
Related Corporate Policies	BNY Mellon Volcker Policy BNY Mellon Personal Securities Trading Policy
Policy Statement	This policy is intended to provide a summary of the process by which employees of Newton Investment Management North America LLC (Newton) may invest in Newton advised hedge funds.
Definitions	**Hedge Fund** - an investment fund that pools capital from accredited individuals or institutional investors and invests in a variety of assets, often with complex portfolio-construction and risk-management techniques.

Employees permitted to make an investment in a Newton sponsored hedge fund must "provide a service to the specific hedge fund" (as defined under the Volcker Rule) and either:
1. Qualify as an Accredited Investor and Qualified Purchaser; or
2. Qualify as an Accredited Investor and Knowledgeable Employee

Definitions of Accredited Investor, Qualified Purchaser and Knowledgeable Employee are set forth in the Exhibit A.

Approval Process
The following process shall apply to employees interested in investing in a Newton sponsored hedge fund:
1. Employee will contact the Compliance Department to obtain a Suitability Form.
2. Employee will complete the Suitability Form and submit it to the Compliance Department.
3. The CEO and CCO, or designees, will review the responses to the Suitability Form to determine if an employee is eligible to invest in a hedge fund taking cognizance of the regulatory guidance concerning qualified investors and other known factors.
4. Employees that submit a Suitability Form will be informed whether they have been deemed to be eligible or ineligible.
5. For those employees that have been deemed eligible, copies of the offering memorandums and subscription agreements for the selected hedge funds will be provided.
6. If an eligible employee chooses to invest in a Newton sponsored hedge fund the employee must complete and submit a Private Placement Request Form to the BNY Mellon Ethics Office.
7. If the Private Placement Request Form is approved the employee will complete and submit the applicable Subscription Agreement in accordance with the instructions contained in the Subscription Agreement.

Other Important Notes
• The terms of the applicable Private Placement Memorandum's will apply to employees investing in hedge funds.
• Management fees and performance allocations will be waived for employees.
• The investment minimum for eligibility in a Newton sponsored hedge fund is $100,000 unless otherwise waived.
• The terms of this process may be altered at any time without advance notice
• Newton's ability to admit or deny any employee's investment in any Newton sponsored hedge fund is at the sole discretion of Newton management.

Appropriate disciplinary action will be taken for failure to comply with the requirements of this policy, which could include termination of employment.

Exhibit A

I.	Accredited Investor

"Accredited Investor" as defined in Regulation D promulgated under the Securities Act of 1933: Individuals

1.	The Investor has an individual net worth,[1] or joint net worth with his or her spouse, in excess of $1,000,000; or
2.	The Investor had individual income[2] (exclusive of any income attributable to his or her spouse) of more than

$200,000 in each of the past two years, or joint income with his or her spouse of more than $300,000 in each of those years, and reasonably expects to reach the same income level in the current year.

Corporations, Foundations, Endowments, Partnerships or Limited Liability Companies

1.  The Investor has total assets in excess of $5,000,000 and was not formed for the specific purpose of acquiring the Interests offered; or

2.  Each of the Investor’s equity owners is an accredited investor as described in this Section III. The General Partner, in its sole discretion, may request information regarding the basis on which such equity owners are accredited.

Employee Benefit Plans

1.  The Investor is an employee benefit plan within the meaning of ERISA, and the decision to invest in the Partnership was made by a plan fiduciary (as defined in Section 3(21) of ERISA), which is either a bank, savings and loan association, insurance company or registered investment adviser.

2.  The Investor is an employee benefit plan within the meaning of ERISA and has total assets in excess of $5,000,000; or

3.    The Investor is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, and has total assets in excess of

$5,000,000.

Individual Retirement Accounts, Keogh Plans and Other Self-Directed Defined Contribution Plans

1. The Investor is an organization described in Section 501(c)(3) of the Internal Revenue Code, was not formed for the specific purpose of acquiring the Interests offered and has total assets in excess of $5,000,000.

Trusts

1.  The Investor has total assets excess of $5,000,000, was not formed for the specific purpose of acquiring the Interests offered and its purchase is directed by a sophisticated person. As used in the foregoing sentence, a "sophisticated

1 For purposes of this Subscription Agreement, the term "net worth" means the excess of total assets at fair market value, including home furnishings and automobiles, over total liabilities; provided that, (i) the Investor's primary residence shall not be included as an asset, (ii) indebtedness that is secured by the Investor's primary residence, up to the estimated fair market value of the primary residence at the time of the sale of the Interests, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of the Interests exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability), and (iii) indebtedness that is secured by the Investor's primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of the Interests shall be included as a liability.

2 For purposes of this Subscription Agreement, the term "individual income" means adjusted gross income, as reported for federal income tax purposes, less any income attributable to a spouse or to property owned by a spouse, increased by the following amounts (but not including any amounts attributable to a spouse or to property owned by a spouse):

(i) the amount of any tax-exempt interest income under Section 103 of the Internal Revenue Code, received; (ii) the amount of losses claimed as a limited partner in a limited partnership as reported on Schedule E of Form 1040; (iii) any deduction claimed for depletion under Section 611 et seq. of the Internal Revenue Code; (iv) amounts contributed to an Individual Retirement Account (as defined in the Internal Revenue Code) or Keogh retirement plan; (v) alimony paid; and (vi) any elective contributions to a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code.

person" is one who has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment; or

2.  The Investor is: (a) a bank as defined in Section 3(a)(2) of the Securities Act, a savings and loan association, or other institution as defined in Section 3(a)(5)(A) of the Securities Act; (b) acting in a fiduciary capacity; and (c) subscribing for the purchase of the Interests being offered on behalf of a trust account or accounts; or

3.  The Investor is a revocable trust that may be amended or revoked at any time by the grantors thereof and all of the grantors are accredited investors as described herein. The General Partner, in its sole discretion, may request information regarding the basis on which such grantors are accredited.

Banks, Savings and Loans and Similar Institutions

1. The Investor is a bank as defined in Section 3(a)(2) of the Securities Act or a savings and loan association, or other institution as defined in Section 3(a)(5)(A) of the Securities Act acting in its individual capacity.

Insurance Companies

1. The Investor is an insurance company as defined in Section 2(13) of the Securities Act.

II.Qualified	Purchaser

“Qualified Purchaser” under the Investment Company Act of 1940

Individuals, Individual Retirement Accounts, Keogh Plans and other Self-Directed Defined Contribution Plans

The Investor or, if the Investor is an Individual Retirement Account, Keogh Plan orother Self-Directed Defined Contribution Plan in which a participant may exercisecontrol over the investment of assets credited to his or her account, the investingparticipant, is a qualified purchaser because he/she (alone, or together with his/herspouse, if investing jointly) owns not less than $5,000,000 in investments.3

“Family” Corporations, Foundations, Endowments, Section 501(c)(3) Organizations, Trusts or

Other ''Family'' EntitiesThe Investor: (i) was not formed for the specific purpose of investing in thePartnership; (ii) owns not less than $5,000,000 in investments; and (iii) is owned directly or indirectly by or for: (a) two or more natural persons who are related as siblings or spouse (including former spouses), or direct lineal descendants by birth oradoption; (b) spouses of such persons; (c) the estates of such persons; or (d)foundations, Section 501(c)(3) organizations or trusts established by or for thebenefit of such persons.

Trusts or Section 501(c)(3) Corporations (Other Than Trusts or Section 501(c)(3) CorporationsThat Qualify under Sections (B) or (D) hereof)

3 2For these purposes, the term "investments" means any or all: (i) securities (as defined in the Securities Act), except for securities of issuers controlled by the Investor ("Control Securities"), unless (A) the issuer of the Control Securities is itself a registered or private investment company or is exempted from the definition of investment company by Rule 3a-6or Rule 3a-7 under the Company Act, (B)the Control Securities represent securities of an issuer that files reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (C) the issuer of the Control Securities has a class of securities listed on a designated offshore securities market under Regulation S under the Securities Act, or (D) the issuer of the Control Securities is a private company with shareholders' equity not less than $50 million determined in accordance with generally accepted accounting principles, as reflected in the company's most recent financial statements (provided such financial statements were issued within 16 months of the date of Investor's purchase of an Interest); (ii) futures contracts or options thereon held for investment purposes;

(iii) physical commodities held for investment purposes; (iv) swaps and other similar financial contracts entered into for investment purposes; (v) real estate held for investment purposes; and (vi) cash and cash equivalents held for investment purposes.

Note: In determining whether the $5 million or $25 million thresholds are met, investments can be valued at cost or fair marketvalue as of a recent date. If investments have been acquired with indebtedness, the amount of the indebtedness must be deducted indetermining whether the threshold has been met.

The Investor: (i) was not formed for the specific purpose of investing in the Partnership; and (ii) is an entity, acting for its own account or the accounts of other qualified purchasers, which in the aggregate owns and invests on a discretionary basis, not less than $25,000,000 in investments (as defined above).

Entities That Do Not Qualify under (B)-(D)

The Investor is a qualified purchaser because each beneficial owner of the Investor’s securities is a qualified purchaser as describer in this section. Note: This certification does not apply to beneficiaries of an irrevocable trust.

III.Knowledgeable	Employee

Pursuant to Rule 3c-5 (the "Rule") promulgated under the Investment Company Act of 1940, as amended (the "Act"), "Knowledgeable Employees" are excluded for purposes of determining (i)the number of beneficial owners of a Section 3(c)(1) company and (ii) whether the outstanding securities of a Section 3(c)(7) company are owned exclusively by qualified purchasers.

For purposes of the Rule and the Act, the term Knowledgeable Employee is defined to include the following persons:

1.	Executive officers, which include:

•The President;

•Any vice president in charge of a principal business unit, division or functions (e.g., sales, administration, finance); and

•Any officer or other person who performs a policy making function for a “Cover Company” (i.e., a Section 3(c)(1) or 3(c)(7) company) or for an “Affiliated Management Person” of such Covered Company.

2.	Directors
3.	Trustee
4.	General Partner
5.	Advisory Board Member

6.   Any person serving in a similar capacity as 1) through 5) hereof for a Covered Company or an Affiliated Management Person of the Covered Company:

i.e. –any person serving in such capacity for a 3(c) (1) or a 3(c)(7) company or an affiliate that manages the investment activities of such company.

7.	Employees if the Cover Company or an Affiliated Management Person of the Covered Company, provided that such employee:

a.   does not perform solely clerical, secretarial or administrative function with regard to such company or its investment;

b.  in the regular course of his/her functions or duties, participates in the investment activities of such Covered Company, other Covered Companies or investment companies the investment activities of with are managed by such Affiliated Management Person of the Covered Company; and

c.   has been performing such function and duties for or on behalf of the Covered Company or the Affiliate Management Person of the Covered Company, or substantially similar functions or duties for or on behalf of another company got at least 12 months.